Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)

(480) 606-3337

Jeff Stanlis, Hayden Communications (media)

(602) 476-1821

For immediate release

RURAL/METRO RECEIVES NOTICE FROM NOTEHOLDERS’ TRUSTEE

RELATING TO REGULATORY FILING STATUS

SCOTTSDALE, Ariz. (Feb. 28, 2007) – Rural/Metro Corporation (Nasdaq: RURL) today announced that, as expected, it has received a notice of default from Wells Fargo Bank, N.A. (the “Trustee”) with respect to the company’s 9.875% Senior Subordinated Notes due 2015 and its 12.75% Senior Discount Notes due 2016 (the “Indentures) that it has not yet met the timely filing requirement for its Form 10-Q for the second quarter ended December 31, 2006 within the indentures.

Under the Indentures, the Company has a 60-day cure period, or until April 23, 2007, to regain compliance by filing the second-quarter Form 10-Q.

The Company announced on February 12, 2007 that it required additional time to file its quarterly report on Form 10-Q for the period ended December 31, 2006 due to the restatement of consolidated financial statements for the fiscal year ended June 30, 2006 and the quarters ended March 31, 2006 and September 30, 2006.

The Company currently expects to file the restated historical financial statements and current quarterly report within the 60-day cure period

Approximately $186.0 million aggregate principal amount of the notes is outstanding under the Indentures, and all required interest and principal payments have been made on a timely basis.

A failure by the Company to observe any covenant under the indentures also constitutes an event of default under the Company’s credit facility and could lead to an acceleration of the unpaid principal and accrued interest. Approximately $100.0 million is outstanding under the credit facility, and all required interest and principal payments have been made on a timely basis.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 24 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The information contained in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the Company’s ability to file its Form 10-Q for the period ended December 31, 2006 and its restated financial statements. Although Rural/Metro believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the captions “Forward-Looking Statements and Factors That May Affect Results” and “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the Company’s website at www.ruralmetro.com. All subsequent written and oral forward-looking statements (or statements that may be attributed to the Company) are expressly qualified by the Cautionary Statements.

The Company’s forward-looking statements are based on information available today, and it undertakes no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

(RURL/F)

###